EXHIBIT 2.2








                               JPS AUTOMOTIVE L.P.




                                AMENDMENT NO.1 TO

                            EQUITY PURCHASE AGREEMENT


                                  BY AND AMONG


                                   JPSGP INC.,

                           FOAMEX-JPS AUTOMOTIVE L.P.,

                            FOAMEX INTERNATIONAL INC.


                                       AND


                          COLLINS & AIKMAN PRODUCTS CO.


                          Dated as of December 11, 1996



                             TABLE OF CONTENTS
                                                                                 Page



ARTICLE I. AMENDMENT OF AGREEMENT.............................................       1
        Section 1.1.  Definitions.............................................       1
        Section 1.2.  Amendment of Section 2.2. ..............................       1
        Section 1.3.  Amendment of Section 2.3(g)(iii)........................       2
        Section 1.4.  Addition of New Section 3.1(c); Authority of FII........       2
        Section 1.5.  Amendment of Section 3.3; Partnership Recapitalization..       2
        Section 1.6.  Certain Litigation Matters; Schedule 3.20 and Section 10.8.    3
        Section 1.7.  New Section 3.33........................................       3
        Section 1.8.  Correction of Schedule 5.1..............................       3
        Section 1.9.  Amendment of Section 6.12. .............................       3
        Section 1.10. Amendment of Sections 8.1 and 8.6; Addition of FII .....       4
        Section 1.11. Amendment of Section 8.7; FIRPTA........................       4
        Section 1.12. Amendment of Section 8.8 ...............................       4
        Section 1.13. New Section 8.14; Additional Undertaking ...............       4
        Section 1.14. Amendment of Section 10.2; Limitation on Cramerton Damages     4
        Section 1.15. Amendment of Article XIII ..............................       5
        Section 1.16. Addition of New Article XIV ............................       5
ARTICLE II.  MISCELLANEOUS PROVISIONS ........................................       5
        Section 2.1.  Effect of Amendment ....................................       5
        Section 2.2.  Expenses. ..............................................       5
        Section 2.3.  Counterparts............................................       6
        Section 2.4.  Governing Law ..........................................       6
        Section 2.5.  Headings  ..............................................       6
        Section 2.6.  Conflict of Terms ......................................       6


EXHIBIT EXHIBIT NAME

D-1     Indemnity Agreement
E       FIRPTA Certificates

SCHEDULE        SCHEDULE NAME

I       Article XIV
II      SMT Pricing


The Registrant hereby undertakes to furnish supplementally a copy of any schedule omitted herefrom as permitted by Item 601(b)(2) of Regulation
S-K to the Commission upon request.

                AMENDMENT NO.1 TO EQUITY PURCHASE AGREEMENT


                  THIS AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT (the "Amendment") is made and entered into as of December 11, 1996, by and among JPSGP INC., a Delaware corporation ("JPSGP"), FOAMEX-JPS AUTOMOTIVE L.P., a Delaware limited partnership ("FJPS"), FOAMEX INTERNATIONAL INC., a Delaware corporation ("FII" and, together with JPSGP and FJPS, "Sellers"), and COLLINS & AIKMAN PRODUCTS CO., a Delaware corporation ("Purchaser").

                           PRELIMINARY STATEMENT

                  WHEREAS, JPSGP, FJPS and Purchaser entered into an Equity Purchase Agreement (the "Agreement") dated as of August 28, 1996 relating to the purchase and sale of all of the partnership interests in JPS Automotive L.P. (the "Company"); and

                  WHEREAS, the parties hereto wish to amend the Agreement in the manner set forth in this Amendment to add FII as a Seller in the Agreement as further set out herein and to make such other changes as are specified herein.

                  NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                  ARTICLE
                           AMENDMENT OF AGREEMENT

                  Section 1.1  Definitions.

                   (a) Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

                   (b) The following definition set forth in Section 1.1 of the Agreement is amended and restated in its entirety as follows:

                      "Sellers" means JPSGP, FJPS, and FII.

                   (c)  The following new  definition is added to Section
         1.1 of the Agreement as follows:

                      "FII" means Foamex International Inc.

                  Section 1.2. Amendment of Section 2.2.

                   (a) Section 2.2(a) is amended by deleting the "." at the end of such Section, and replacing it with the following:
         "and FII shall deliver to Purchaser or its designees certificates representing a .9999% limited partnership interest in the Company (the "New LP
         Interest"), duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank.

                   (b) In order to reflect the understanding of the parties in connection with the termination of the Company's swap agreement, (i) Section 2.2(b) is hereby amended by changing the figure "220,000,000 to "220,125,000" and (ii) no asset or liability relating to such swap agreement, including without limitation any receivable from Purchaser relating to such swap agreement, will be reflected in either the Base Line Adjusted Net Assets or the Closing Date Adjusted Net Assets under the Agreement.

                   (c) Section 2.2(b) is also amended by deleting the phrase "of which 99% shall be paid by Purchaser to FJPS and 1% shall be paid by the Affiliate described in Section 2.2(a) hereof to JPSGP." at the end of such Section, and replacing it with the following: "of which 99% shall be paid by Purchaser to FJPS, .9999% shall be paid by Purchaser to FII and .0001% shall be paid by the Affiliate described in
         Section 2.2(a) hereof to JPSGP."

                  Section 1.3. Amendment of Section 2.3(g)(iii). The second sentence of Section 2.3(g)(iii) is amended and restated in its entirety as follows: "Any net payment to Sellers shall be made 99% to FJPS, 0.9999% to FII and .0001% to JPSGP."

                  Section 1.4. Addition of New Section 3.1(c); Authority of FII. A new Section 3.1(c) is added to the Agreement as follows:

                   (a) FII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FII has full corporate power and authority to execute and deliver this Agreement, and the execution and delivery by FII of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of FII, and this Agreement constitutes the legal, valid and binding obligation of FII enforceable against FII in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the enforceability of specific remedies.

                  Section 1.5. Amendment of Section 3.3; Partnership Recapitalization. The first two sentences of Section 3.3 are deleted and replaced with the following:

         As of August 28, 1996: (a) the partnership equity of the Company is as follows: (i) the LP Interest, which, except as set forth on Schedule 3.3, is owned solely by

         FJPS, and (ii) the GP Interest, which is owned solely by JPSGP, and (b) the Company has no other partners other than FJPS and JPSGP. As of the Closing Date: (a) the partnership equity of the Company is as follows: (i) the LP Interest, which, except as set forth on Schedule 3.3, is owned solely by FJPS, (ii) the New LP Interest, which is owned solely by FII, and (ii) the GP Interest, which is owned solely by JPSGP, and (b) the Company has no other partners other than FJPS, FII and JPSGP. FII will have at the Closing valid and marketable title to the New LP Interest, free and clear of any Liens, except those arising under this Agreement and the Partnership Agreement.

                  Section  1.6.   Certain Litigation Matters;
Schedule 3.20 and Section 10.8.

                   (a)  Schedule  3.20 is amended by adding the following
         Item 4: "4. Claim set forth in the letter of Ruff, Bond, Cobb, Wade & McNair, L.L.P. to Mr. Jerry Burns, dated October 28, 1996 and any other claim resulting from or arising out of the Rauch Industries fire in Cramerton, North Carolina which occurred on or about October 19, 1994."

                   (b) Section 10.8(a) is amended by deleting the reference to "Item 2" and replacing such reference with a reference to "Items 2 and 4."

                  Section  1.7.   New Section 3.33.  A New Section
3.33 is hereby added to the Agreement which reads in its entirety as follows: "Section 3.33 Cramerton Claims. As of the Closing Date, to the actual knowledge of the persons listed on Schedule 1.1, Cramerton has no claims (including, without limitation, for money owed) against Seiren Co. Ltd. or any Affiliates or Subsidiaries of Seiren Co. Ltd. other than (x) as reflected on the Interim Balance Sheet, or (y) for the performance of contracts to which Seiren is a party listed on the Schedules to the Agreement."

                  Section 1.8. Correction of Schedule 5.1. Schedule 5.1 to the Agreement is hereby amended to delete Item 8 thereof, as of the date of the Agreement.

                  Section   1.9.   Amendment  of  Section  6.12.   Section
6.12(a)(ii) is amended by adding after the phrase "taking no action" the following: ", except pursuant to the terms of this Agreement,".

                  Section 1.10. Amendment of Sections 8.1 and 8.6; Addition of FII. Sections 8.1 and 8.6 are amended by adding "and FII" after "JPSGP" in each of such Sections.

                  Section 1.11.  Amendment of Section 8.7; FIRPTA.  Section
8.7 of the Agreement is hereby  amended to add the following at the end thereof:
"Sellers  shall also cause  Cramerton
and Cramerton Management Corporation to deliver a certificate to Purchaser and to Seiren Co. Ltd., Seiren U.S.A. Corporation and Seiren Automotive Textile Corporation, dated the Closing Date, pursuant to Section 1445 of the Code (Foreign Investment in Real Property Tax Act of 1980 affidavit) in substantially the form of Exhibit E attached hereto."

                  Section 1.12. Amendment of Section 8.8. Section 8.8 of the Agreement is hereby amended to add at the end thereof after the words "and on such other terms as are reasonably satisfactory to Purchaser" the following:
", and such purchase pursuant to such definitive agreements shall have closed prior to or simultaneously with the Closing."

                  Section 1.13. New Section 8.14; Additional Undertaking. A new section 8.14 is hereby added to the Agreement which reads in its entirety as follows: "Section 8.14. Additional Undertaking. Sellers will provide to Seiren Co. Ltd., on or prior to the Closing Date, an undertaking in the form of Exhibit D-1." Exhibit D-1 to the Agreement shall read in its entirety as set forth in the Exhibit D-1 attached hereto. Purchaser shall cause the Company and its Subsidiaries and Affiliates to cooperate reasonably with Sellers in connection with the defense of any claim arising out of the indemnity agreement attached hereto as Exhibit D-1, including, without limitation, providing access to their personnel, books and records, and making their personnel reasonably available for deposition and testimony. Sellers will reimburse the Company and its Subsidiaries and Affiliates for all reasonable out-of-pocket expenses incurred in connection with such cooperation.

                  Section 1.14. Amendment of Section 10.2; Limitation on Cramerton Damages. The penultimate sentence of Section 10.2(a) of the Agreement is hereby amended and restated to read in its entirety as follows:
"Notwithstanding anything to the contrary contained in this Agreement, but subject to the proviso at the end of this sentence, to the extent any Damages for which Purchaser may claim indemnity (or satisfaction of the Deductible) pursuant to this Section 10.2 relate to a breach of any of the representations or warranties contained in Article III (other than Section 3.5) and are due to Damages suffered by Cramerton (which are not directly suffered by Purchaser or the Company or any other Subsidiary of the Company other than Cramerton), Sellers shall only be obligated to indemnify Purchaser and its Affiliates for (or reduce the remaining portion of the Deductible by) 80% of the total Damages suffered by Cramerton; provided, however, that if such Damages relate to a breach which is not also a  breach  of the  representations  and
warranties  of  Seiren  U.S.A. Corporation,   Seiren  Automotive  Textile
Corporation and Seiren Co. Ltd. (collectively, "Seiren") in Article III of that certain Equity Purchase Agreement, dated as of December 11, 1996 between Purchaser and Seiren, then Sellers shall be obligated to indemnify Purchaser and its Affiliates for (or reduce the remaining portion of the Deductible by) 100% of the total Damages suffered by Cramerton relating to such a breach."

                  Section 1.15. Amendment of Article XIII. Article XIII is amended as follows:

                   (a) All references in Article XIII to "Sellers" shall be replaced with "JPSGP and FJPS".

                   (b) Section 13.2 is amended by deleting from the first sentence the phrase "is the exclusive remedy of Purchaser against Guarantor and".

                   (c)   Section 13.3 is amending by replacing
         "hereunder" with "under this Article XIII."

                  Section 1.16.  Addition of New Article XIV. A new Article
XIV in the form set forth as Schedule I to this Amendment is hereby added to the Agreement.

                                ARTICLE II.

                          MISCELLANEOUS PROVISIONS

                  Section 2.1. Effect of Amendment. On and after the date hereof, each reference in the Agreement to "this Agreement", "hereof", "hereunder" or words of like import referring to the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment. The Agreement, as amended by this Amendment, shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

                  Section 2.2. Expenses. Except as expressly set forth herein, each party to this Amendment shall bear all of its legal, accounting, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Amendment.

                  Section  2.3.   Counterparts.   This  Amendment  may  be
executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 2.4. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflicts of law principles.

                  Section 2.5. Headings. The headings of the several sections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of this Amendment.

                  Section 2.6. Conflict of Terms. In the event of any inconsistency between the provisions of this Amendment and any provision of the Agreement the terms and provisions of this Amendment shall govern and control.

            [The rest of this page is intentionally left blank.]

                  IN WITNESS WHEREOF, Sellers and Purchaser have executed and delivered this Amendment as of the day and year first written above.



SELLERS:                                   FOAMEX-JPS AUTOMOTIVE L.P.

                                           BY:  FJGP Inc.
                                           Its:  General Partner



                                       BY: (Signature of Philip N. Smith, Jr.)
                                      Name:
                                     Title:


                                           JPSGP INC.



                                       BY: (Signature of Philip N. Smith, Jr.)
                                      Name:
                                     Title:


                                           FOAMEX INTERNATIONAL INC.


                                       BY:(Signature of Philip N. Smith, Jr.)
                                      Name:
                                     Title:


PURCHASER:                                 COLLINS & AIKMAN PRODUCTS CO.



                                       BY:(Signature of J. Michael Stepp)
                                      Name: J. Michael Stepp
                                     Title: Executive Vice President
                                            and Chief Financial Officer

                                   Schedule I
                                  ARTICLE XIV
                     ADDITIONAL PURCHASE PRICE ADJUSTMENTS

      Notwithstanding anything to the contrary contained in this Agreement, Sellers agree to pay to Purchaser the additional purchase price adjustment set forth in this Article XIV.

      Section 14.1 Adjustment to Reflect APV Minivan SMT
Part Margin Variance.

        (a) As soon as reasonably practical after June 30, 1997, Purchaser shall prepare a report (the "Production Report") setting forth the average cost of production (the "Production Cost") from the Closing Date through June 30, 1997, for the foam carpet backing part (the "Part") for the General Motors APV Minivan Program for both the long wheel base model
      (the "Long Wheel Base Cost") and the short wheel base model (the "Short Wheel Base Cost"). The Production Cost shall be limited to the net cost of foam included in the Part and the cost of die cutting and processing the Part, excluding attaching costs, and shall be calculated in a manner consistent with the calculation of Production Costs prior to the Closing Date. The Production Report shall be prepared in accordance with GAAP applied on a basis consistent with that used by, and in accordance with the same accounting principles, policies and practices applied by, the Company prior to the Closing Date, and shall be accompanied by a certificate of the chief financial officer of Purchaser to that effect.

        (b) Within twenty Business Days after receipt of the Production Report, Sellers may, by written notice to Purchaser, object to the Production Report or the Production Costs set forth in the Production Report. If Sellers object in good faith to the Production Report, or the Production Costs as set forth in the Production Report, they shall within such twenty Business Day period deliver written notice of their objection (the "Production Objection Notice") to Purchaser: (i) objecting in good faith to the Production Report and/or the Production Costs, (ii) setting forth the items being disputed and the reasons therefor, and (iii) specifying Sellers' calculation of the Production Costs. In connection with the preparation of the Production Objection Notice, Purchaser shall grant Sellers' counsel and other representatives reasonable access to all of the books and records of the Company.

        (c) For 30 Business Days after delivery of the Production Objection Notice, Purchaser and Sellers shall attempt to resolve all disputes between them regarding the Production Report and the Production Costs. If Purchaser and Sellers cannot resolve all such disputes within such 30

      Business Day period, the matters in dispute shall be determined by the Arbiter pursuant to the procedures set forth in Section 2.3(d) and (e).

        (d) Within five Business Days after the final determination of the Production Costs, Sellers shall pay to Purchaser an amount equal to the sum of (a) the product of (x) the number of long wheel base Parts sold from the Closing Date through June 30, 1997, and (y) the excess, if any, of the final Long Wheel Base Cost over $16.77, and (b) the product of (x) the number of short wheel base Parts sold from the Closing Date through June 30, 1997, and (y) the excess, if any, of the final Short Wheel Base Cost over $14.55. In no event shall the amount payable pursuant to this
      Section 14.1 exceed $500,000.

         Section 14.2  Adjustment to Reflect APV Minivan Gross Margin Loss.

        (a) As soon as reasonably practical after December 31, 1997, Purchaser shall prepare a report (the "Minivan Report") setting forth the gross margin less selling, general and administrative expense (which shall be deemed to be $1,304,345) earned by the Company from the sale of carpet systems for the General Motors APV Minivan program for calendar year 1997 (the "Minivan Income"); provided, however, that in calculating Minivan
      Income: the cost of the Part (which shall be calculated consistent with the calculation of "Total Est. SMT Cost" under the heading "Revised SMT COST ESTIMATE - 7/11/96" on the attached Schedule II) shall be deemed to be the lesser of (i) the actual cost of the Part, or (ii) in the case of the long wheel base Part $17.80 if Purchaser or its Affiliates are making the Part and $19.65 if Foamex L.P. is supplying the Part, and in the case of the short wheel base Part $15.58 if Purchaser or its Affiliates are making the Part and $17.22 if Foamex L.P. is supplying the Part. The Minivan Report shall be prepared in accordance with GAAP applied on a basis consistent with that used in, and in accordance with the same accounting principles, policies and practices applied in, the 1995 audited statement of operations of the Company included as Schedule 3.6(a) to the Agreement, and shall be accompanied by a certificate of the chief financial officer of Purchaser to that effect.

         (b) Within twenty Business Days after receipt of the Minivan Report, Sellers may, by written notice to Purchaser, object to the Minivan Report or the Minivan Income set forth in the Minivan Report. If Sellers object in good faith to the Minivan Report, or the Minivan Income as set forth in the Minivan Report, they shall within such twenty Business Day period deliver written notice of their objection (the "Minivan Objection
      Notice") to Purchaser: (i) objecting in good faith to the Minivan Report and/or the Minivan Income,

      (ii) setting forth the items being disputed and the reasons therefor, and
      (iii) specifying Sellers' calculation of the Minivan Income. In connection with the preparation of the Minivan Objection Notice, Purchaser shall grant Sellers' counsel and other representatives reasonable access to all of the books and records of the Company.

         (c) For 30 Business Days after delivery of the Minivan Objection Notice, Purchaser and Sellers shall attempt to resolve all disputes between them regarding the Minivan Report and the Minivan Income. If Purchaser and Sellers cannot resolve all such disputes within such 30 Business Day period, the matters in dispute shall be determined by the Arbiter pursuant to the procedures set forth in Section 2.3(d) and (e).

         (d) Within five Business Days after the final determination of the Minivan Income, Sellers shall pay to Purchaser an amount equal to the amount, if any, by which the Minivan Income is less than $836,118.45. In no event shall the amount payable pursuant to this Section 14.2 exceed $1,200,000.

          Section 14.3 Efforts. Purchaser shall cause the Company to use its commercially reasonable efforts to minimize the Production Costs and maximize the Minivan Income.